UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                     WASHINGTON, D.C. 20549
                                          FORM 5


ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.

Form 4 or Form 5 obligations may continue. See Instructions 1(b).

( ) Form 3 Holdings Reported
(x) Form 4 Transactions Reported

1. Name and Address of Reporting Person


   Abrams            Edward               M.
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   (Last)            (First)            (Middle)

  c/o 1945 The Exchange, Suite 300
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                     (Street)

   Atlanta              Georgia         30339-2029
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   (City)               (State)         (Zip)


2. Issuer Name and Ticker or Trading Symbol


     Abrams Industries, Inc. (ABRI)

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Statement for Month/Year

   May 1999

5. If Amendment, Date of Original (Month/Year)

   __________________________________________________________________

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director
   ( ) 10% Owner
   (X) Officer (give title below)
   ( ) Other (specify below)

       Chairman of the Executive Committee
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7. Individual or Joint/Group Reporting (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
Class A Common Stock         |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
                                                                                                                                   |
Common Stock                                                                247,785             D                                  |
Common Stock                                                                     249.6          I       LLC                        |
Common Stock                 <F1>   W(5) 3,810              A                19,919             I       Wife                       |
Common Stock                                                                 12,389             I       Joint Tenant               |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
                                                                                                                                   |
                                                                                                                                   |
                                                                                                                                   |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

<F1>  The acquired securities were transferred to the filer's spouse through the laws of descent and distribution. The date of such transfer is unknown to the filer or his spouse.

SIGNATURE OF REPORTING PERSON


/s/ Edward M. Abrams                               5/4/99
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EDWARD M. ABRAMS                                    Date
Signature of Reporting Person